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                        DELOITTE & TOUCHE LLP LETTERHEAD

October 20, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4 included in the Form 8-K dated October 20, 1998 of Armor Holdings, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours very truly,

/s/ Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP